Exhibit 99.1

Pyxus International, Inc.	Tel:	(919) 379-4300
6001 Hospitality Court	Fax:	(919) 379-4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300

Pyxus International, Inc. Reports First Quarter Fiscal 2027 Results

Morrisville, N.C. – August 5, 2026 – Pyxus International, Inc. (OTCID: PYYX) ("Pyxus," the "Company," "we," or "our"), a global value-added agricultural company, today announced results for its first quarter ended June 30, 2026.
Pieter Sikkel, Pyxus' President and Chief Executive Officer, said, “We are pleased with our first quarter performance, which was consistent with expectations and reflects the progress made against our strategic priorities as well as this year's purchasing plan. In a lower-price, ample-supply environment, we maintained strong margin performance, improved cash generation and further strengthened our balance sheet, reinforcing our ability to create value across a range of market conditions.
"During the quarter, we leveraged current market conditions to execute a more selective approach within our demand-led sourcing model. We procured higher-quality tobacco at lower costs, strengthening our ability to meet customer requirements as shipment volumes increase over the balance of the year."
First Quarter Fiscal 2027 Results
First quarter sales and other operating revenues decreased to $437.8 million compared to $508.8 million for the prior year’s first quarter. This was due to the impact of lower average sales prices primarily for leaf products sold in South America and Africa, and a slight decrease in volumes sold mainly driven by the timing of shipments in North America. The current crop in North America was substantially shipped in the fourth quarter of fiscal year 2026, whereas comparable crop shipments in the prior year occurred during the first quarter of fiscal year 2026.
Cost of goods and services sold for the first quarter of fiscal 2027 decreased $66.8 million, or 15.1%, when compared to $443.2 million for the same period last year. This reduction was consistent with the change in sales and other operating revenues, as well as lower purchasing costs for tobacco.
Gross profit was down $4.2 million, or 6.4%, when compared to the same period a year ago. This decrease was mainly due to the timing of customer shipments in North America, and unfavorable customer mix in Africa, partially offset by improved pricing in Europe. These same factors resulted in little change to average gross profit per kilo of $0.84 for the three months ended June 30, 2026 compared to average gross profit per kilo of $0.86 for the three months ended June 30, 2025. In addition, gross profit as a percent of sales was 14.0% in the first quarter of fiscal 2027 compared to 12.9% for the same period in the prior year. The increase in the Company's gross profit percentage was driven by the regional mix of sales primarily from Europe.
Income tax (benefit) expense decreased $10.9 million, or 209.6%, to a benefit of $5.7 million for the three months ended June 30, 2026 from an expense of $5.2 million for the three months ended June 30, 2025. The benefit was primarily attributable to favorable foreign currency impacts recognized during the current-year period, and a decrease in the expense associated with unrecognized tax benefits.
The Company’s operating income for the first quarter was $15.7 million as compared to $21.0 million in the first quarter of fiscal 2026 mainly due to the impact of gross profit. Net loss attributable to Pyxus International, Inc. in the first quarter was $7.3 million as compared to $15.8 million in the first quarter of the prior fiscal year, which was largely reduced due to an income tax benefit recorded in the current period versus income tax expense in the prior year comparable period. Adjusted EBITDA in the first quarter was $27.7 million compared to $29.5 million in the same quarter of the prior fiscal year.

Select Balance Sheet and Liquidity Information
The first quarter of our fiscal year typically represents a seasonally high investment for purchases of green tobacco. However, our total leaf tobacco inventories decreased $24.6 million, or 2.3%, to $1,065.2 million at the end of the first quarter, compared to $1,089.8 million at the same time last year. This was mainly driven by unprocessed tobacco inventories that are lower as a result of reduced prices for green tobacco and the slower pace of our purchasing this season, partially offset by higher processed tobacco from larger carry-over crops.
As of June 30, 2026, our cash flow generation continues to improve on a trailing twelve months basis and our cash position was strong due to the timing of cash collections from customers, combined with the benefits of lower prices for unprocessed tobacco and our purchasing strategy for the current crop. Additionally, there were no outstanding borrowings on our $150.0 million ABL at the end of the quarter. These factors favorably impacted the Company's net debt amount, which decreased by $130.9 million to $1,108.7 million at June 30, 2026 versus $1,239.6 million at June 30, 2025.
Uncommitted inventory as a percentage of total processed tobacco has increased compared to a year ago, which is to be expected as supply and demand shifts evolve in the global tobacco market environment. At June 30, 2026, uncommitted inventory was $60.3 million, or 9.0%, of the $671.6 million in total processed inventory, compared to $13.6 million, or 2.4%, of total processed inventory of $575.9 million at June 30, 2025.
The Company's average operating cycle time was 173 days in the first quarter compared to 160 days in the same period last fiscal year. The 13-day increase is primarily from higher carry-over of processed tobacco in Africa.
Maintains Guidance for Fiscal Year
The Company maintains its full-year fiscal 2027 guidance, with expected net sales of $2.3 billion to $2.5 billion and adjusted EBITDA range of $210 million to $240 million.
Financial Results Investor Call
The Company will hold an earnings conference call and webcast on August 5, 2026, at 9 a.m. EDT. Investors and analysts interested in participating in the call are invited to dial +1 (646) 769-9200 or (800) 330-6710 and use conference ID 9506288. The webcast can be accessed at http://investors.pyxus.com.
This release, as well as the Company’s first quarter results presentation, will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, an archived recording will be available on the Company's investor relations webpage shortly after the call.
Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "guidance", "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2026, our most recent Quarterly Report on Form 10-Q, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements, including as a result of the imposition of, and changes to, tariffs and other changes in international trade policies; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the quantity and marketability of our inventory; the impact of increased competition on our earnings; continued high inflation that may adversely affect our profitability and the demand for our leaf tobacco products; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level, our ability to continue to access capital markets to obtain long-term and short-term financing, and our substantial debt which may adversely affect us by limiting future sources of financing, interfering with our ability to pay interest and principal on our indebtedness, and subjecting us to additional risks; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar or reduced interest rates, including due to volatility and disruption of global credit markets; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; failure by counterparties to derivative transactions to perform their obligations; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks, risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries and impacts of international sanctions on our ability to sell or source tobacco in certain regions; risks and uncertainties related to geopolitical conflicts, including the armed conflicts in the Middle East and disruptions in shipping in that area; risks related to our operations in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; regulations regarding environmental matters that may substantially increase our costs and expose us to potential liability; changing sustainability regulatory requirements and expectations; exposure to product liability claims, regulatory action, and litigation in the event such products are alleged to have caused injury, harm, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for cigarettes and other consumer tobacco products; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; and governmental investigations into our business activities, including, but not limited to, leaf tobacco industry buying and other payment practices. The Company does not undertake to update any forward-looking statements that we may make from time to time except to the extent required by law.
Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for the fiscal year ending March 31, 2027 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.
About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with more than 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients.

Condensed Consolidated Statements of Operations Information

	Three Months Ended
	June 30,
(in thousands, except per share data)	2026	2025
Sales and other operating revenues	$437,795	$508,815
Cost of goods and services sold	376,381	443,189
Gross profit	61,414	65,626
Gross profit as a percent of sales	14.0%	12.9%
Selling, general, and administrative expenses	43,935	40,369
Other expense, net	1,257	4,176
Restructuring and asset impairment charges	557	81
Operating income	15,665	21,000
Interest expense, net	29,842	29,767
Loss before income taxes and other items	(14,177)	(8,767)
Income tax (benefit) expense	(5,716)	5,227
Income (loss) from unconsolidated affiliates, net	1,422	(1,269)
Net loss	(7,039)	(15,263)
Net income attributable to noncontrolling interests	241	562
Net loss attributable to Pyxus International, Inc.	$(7,280)	$(15,825)

Loss per share:
Basic	$(0.28)	$(0.62)
Diluted	$(0.28)	$(0.62)

Weighted average number of shares outstanding:
Basic	26,056	25,670
Diluted	26,056	25,670

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2026	June 30, 2025
Assets
Current assets
Cash and cash equivalents	$175,907	$96,437
Restricted cash	3,642	4,945
Trade receivables, net	175,667	206,607
Other receivables	10,897	16,683
Inventories, net	1,104,637	1,121,788
Advances to tobacco suppliers, net	88,132	61,737
Recoverable income taxes	14,366	11,670
Prepaid expenses	59,366	50,011
Other current assets	20,334	21,123
Total current assets	1,652,948	1,591,001
Investments in unconsolidated affiliates	96,174	95,659
Intangible assets, net	22,984	27,387
Deferred income taxes, net	14,620	13,181
Long-term recoverable income taxes	10,157	4,956
Other noncurrent assets	44,082	39,315
Right-of-use assets	34,858	32,033
Property, plant, and equipment, net	141,431	136,993
Total assets	$2,017,254	$1,940,525

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$828,553	$880,925
Accounts payable	114,644	124,341
Advances from customers	166,718	87,374
Accrued expenses and other current liabilities	131,506	104,162
Income taxes payable	10,838	10,449
Operating leases payable	10,064	9,565
Total current liabilities	1,262,323	1,216,816
Long-term taxes payable	4,807	6,195
Long-term debt	456,020	455,091
Deferred income taxes	8,128	8,902
Liability for unrecognized tax benefits	29,507	21,935
Long-term leases	22,044	19,541
Pension, postretirement, and other long-term liabilities	59,600	57,805
Total liabilities	$1,842,429	$1,786,285
Commitments and contingencies
Stockholders’ equity
Common Stock—no par value:
Authorized shares (250,000 for all periods)
Issued and outstanding shares (24,608 for all periods)	$394,203	$393,136
Retained deficit	(232,836)	(255,950)
Accumulated other comprehensive income	6,598	10,811
Total stockholders’ equity of Pyxus International, Inc.	167,965	147,997
Noncontrolling interests	6,860	6,243
Total stockholders’ equity	174,825	154,240
Total liabilities and stockholders’ equity	$2,017,254	$1,940,525

Segment Results

Three Months Ended June 30, 2026 and 2025
	Three Months Ended June 30,
			Change
(in millions, except per kilo amounts)	2026	2025	$	%
Leaf:
Product revenues	$393.0	$458.2	(65.2)	(14.2)
Tobacco costs	316.9	375.7	(58.8)	(15.7)
Transportation, storage, and other period costs	22.6	25.1	(2.5)	(10.0)
Total product cost of goods sold	339.5	400.8	(61.3)	(15.3)
Product gross profit	53.5	57.4	(3.9)	(6.8)
Product gross profit as a percent of sales	13.6%	12.5%

Kilos sold	63.5	66.9	(3.4)	(5.1)
Average price per kilo	$6.19	$6.85	(0.66)	(9.6)
Average cost per kilo	5.35	5.99	(0.64)	(10.7)
Average gross profit per kilo	0.84	0.86	(0.02)	(2.3)

Processing and other revenues	$42.8	$50.2	(7.4)	(14.7)
Processing and other costs of services sold	36.2	42.6	(6.4)	(15.0)
Processing and other gross profit	6.6	7.6	(1.0)	(13.2)
Processing and other gross profit as a percent of sales	15.4%	15.1%

All Other:
Sales and other operating revenues	$2.0	$0.4	1.6	400.0
Cost of goods and services sold	0.7	(0.2)	0.9	450.0
Gross profit	1.3	0.6	0.7	116.7
Gross profit as a percent of sales	65.0%	150.0%

Reconciliation of Certain Non-GAAP Financial Measures (1) (Unaudited)

	Three Months Ended			Fiscal Year Ended		Last Twelve Months (4)
(in thousands)	June 30, 2026	June 30, 2025	June 30, 2024	March 31, 2026	March 31, 2025	June 30, 2026	June 30, 2025
Net (loss) income attributable to Pyxus International, Inc.	$(7,280)	$(15,825)	$4,642	$14,569	$15,166	23,114	$(5,301)
Plus: Interest expense	31,043	30,623	34,475	138,749	133,108	139,169	129,256
Plus: Income tax (benefit) expense	(5,716)	5,227	6,119	30,344	25,053	19,401	24,161
Plus: Depreciation and amortization expense	5,628	5,169	5,127	20,893	20,334	21,352	20,376
EBITDA (1)	23,675	25,194	50,363	204,555	193,661	203,036	168,492
Plus: (Recoveries) reserves for doubtful customer receivables	(251)	(226)	157	(648)	103	(673)	(280)
Plus: Noncash equity-based compensation	282	237	3,031	1,022	4,110	1,067	1,316
Plus: Other expense, net	1,257	4,176	2,630	18,910	16,410	15,991	17,956
Plus: Restructuring and asset impairment charges	557	81	103	2,852	2,259	3,328	2,237
Less: Gain on debt retirement	—	—	1,323	—	8,178	—	6,855
Plus: Other adjustments (2)	2,226	(11)	9	(26)	45	2,211	25
Adjusted EBITDA (1)	$27,746	$29,451	$54,970	$226,665	$208,410	$224,960	$182,891

Total debt				$932,889	$849,892	$1,284,573	$1,336,016
Less: Cash and cash equivalents				134,337	78,254	175,907	96,437
Net Debt (1)				$798,552	$771,638	$1,108,666	$1,239,579
Net Debt /Adjusted EBITDA (1)				3.52x	3.70x	4.93x	6.78x

Adjusted EBITDA (1)				$226,665	$208,410	$224,960	$182,891
Interest expense				138,749	133,108	139,169	129,256
Interest coverage				1.63x	1.57x	1.62x	1.41x

Net cash used in operating activities	$(359,708)	$(495,287)	$(252,176)	$(208,451)	$(13,386)	$(72,872)	$(256,497)
Capital expenditures	(4,186)	(4,279)	(5,097)	(22,051)	(23,028)	(21,958)	(22,210)
Collections from beneficial interests in securitized trade receivables (3)	58,540	41,007	31,741	200,684	188,312	218,217	197,578
Adjusted Free Cash Flow (1)	$(305,354)	$(458,559)	$(225,532)	$(29,818)	$151,898	$123,387	$(81,129)

(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.

(2) Includes other individually insignificant adjustments that are not reflective of the Company's ongoing operations.

(3) Represents cash receipts from the beneficial interest on sold receivables under the Company's accounts receivable securitization programs and are classified as investing activities within the condensed consolidated statements of cash flows.

(4) Items for the twelve months ended June 30, 2026 are derived by adding the items for the three months ended June 30, 2026 as presented in the table and the fiscal year ended March 31, 2026 and subtracting the items for the three months ended June 30, 2025. Items for the twelve months ended June 30, 2025 are derived by adding the items for the three months ended June 30, 2025 as presented in the table and the fiscal year ended March 31, 2025 and subtracting the items for the three months ended June 30, 2024.